Exhibit 99.1
CONTACT:    Allen Danzey
        Chief Financial Officer
        706-876-5865
        allen.danzey@dixiegroup.com

THE DIXIE GROUP REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER AND THE FISCAL YEAR 2024

DALTON, GEORGIA (April 10, 2025) -- The Dixie Group, Inc. (OTCQB: DXYN) today reported financial results for the fourth quarter and the year ended December 28, 2024.

In the fourth quarter of 2024, net sales were $64,388,000 compared to $66,674,000 in the fourth quarter of the prior year. The net loss for the fourth quarter of 2024 was $7,198,000. This compares to a net income of $3,160,000 in the fourth quarter of 2023, which included an $8,198,000 gain on sale of asset

For the fiscal year 2024, net sales for the Company were $265,026,000 as compared to $276,343,000 for the fiscal year 2023. The net loss from continuing operations on the year was $12,210,000 in 2024, or $0.83 per diluted share, compared to a net loss of $1,952,000, or $0.13 per diluted share, in 2023. The net loss on the year was $13,000,000, or $0.88 per diluted share, compared to a net loss of $2,718,000, or $.18 per diluted share, in 2023.

Commenting on the results, Daniel K. Frierson, Chairman and Chief Executive Officer, said, “The year over year 4% reduction in net sales was the result of an overall slowdown in the floorcovering industry driven by high interest rates which have dramatically impacted the housing and residential remodeling markets. In addition, overall consumer confidence has been unfavorably impacted by general economic uncertainty, which has led to delays in discretionary spending.

We were able to achieve significant cost reductions in 2024 including the successful start up and operation of our extrusion line which allowed us to secure an internal source of raw materials at lower cost. Unfortunately these decreases in expense were offset by unfavorable costs in medical expenses, utility costs, under absorbed fixed costs, and write downs of inventory in the fourth quarter. In 2025, we have measures in place to reduce the cost of our self insured medical plan and we are taking steps to reduce utility costs. We are also planning further reductions in our sample costs in 2025 and reducing costs in our hard surface offerings through changes in sourcing products.
Throughout 2024, we continued to invest in growth initiatives which have enabled us to gain market share in key areas. We experienced growth in our higher end product offerings through our decorative programs and nylon carpet offerings under the Masland and Fabrica brands. We were also able to gain market share in residential polyester carpet through our DuraSilkSD polyester offerings under our DH Floors brand.

We also continued our investment in our online and retail store marketing programs. Our online space has allowed our customers direct access to product visualization tools and sample ordering and has resulted in increased lead generation. Our investment in samples, merchandising and training through our Premier Flooring Centers has shown strong results and we are excited about its future potential.
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The Dixie Group Reports 2024 Results

April 10, 2025

So far this year, our sales have followed the same pattern as last year. The highest end soft surface sales are up, while soft surfaces sales overall are at levels similar to the prior year and the hard surface sales are down from the previous year. Until demand improves, we will continue reducing costs. We have already implemented a cost-reduction plan for this year, which exceeds $10 million. We're also continuing to reduce inventory to reflect the level of demand.

Cyclical downturns of this nature in the flooring industry normally lead to strong rebounds driven by pent up demand. As with all companies tied to imported goods, we are closely watching the reciprocal tariffs and particularly the impact it will have on our imported LVF products. We are not alone in this situation as approximately 81% of LVF sold in our markets is imported.

We are pleased to have closed on a new $75 million senior credit facility in February of 2025. This revolving credit facility replaces our former $75 million senior credit revolver and secures our financing for the three year term.” Frierson concluded.

The gross margin in fiscal year 2024 was 24.7% as compared to 26.7% in the fiscal year 2023. The gross margin in 2024 was negatively impacted by under absorbed fixed costs resulting from lower volume, higher utility costs and higher medical expenses. Gross margins in the fourth quarter of 2024 were 21.7% compared to 27.0% in the fourth quarter of 2023. The quarter was significantly impacted by lower production volumes, as part of a planned reduction in inventory, and expenses related to inventory write downs. Selling and administrative costs for the fiscal year were lower by $4.3 million or 5.8% lower in 2024 as compared to 2023. This decrease included a managed reduction in sample costs in 2024. Other operating expense in 2024 was $0.2 million compared to an other operating income of $9.2 million in fiscal year 2023 which included an $8.2 million gain on the sale of assets.

The Company’s net receivables decreased $0.4 million from the balance at fiscal year end 2023 primarily due to lower sales in 2024. Net inventories decreased $9.4 million or 12.3% from the fiscal year end 2023 due to a planned reduction in inventory, inventory write downs and lower costs. The total balances in accounts payable and accrued expenses decreased by $0.6 million over prior year end primarily driven by lower activity based on volume and lower year over year costs. Capital expenditures in 2024 were $2.1 million compared to $1.0 million in 2023. Interest expense was $6.4 million in the fiscal year 2024 compared to $7.2 million in the prior fiscal year. Lower comparative interest rates in the current year drove the decrease in interest expense. The debt level at the end of 2024 was $82.3 million compared to the year end 2023 at $82.5 million.

In February of 2025, subsequent to the 2024 fiscal year end, the Company closed on a new $75 million revolving senior credit facility. The revolver agreement is for three years and replaces the former $75 million senior credit facility. In line with accounting rules, the loan is treated as current debt on the balance sheet. This classification resulted in our senior debt at 2024 fiscal year end also being included in current debt.

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management and the Company at the time of such statements and are not guarantees of performance. Forward-looking statements are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, availability of raw material and transportation costs related to petroleum prices, the cost and availability of capital, integration of acquisitions, ability to attract, develop and retain qualified personnel and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

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The Dixie Group Reports 2024 Results

April 10, 2025

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Operations
(unaudited; in thousands, except earnings (loss) per share)

	Three Months Ended		Twelve Months Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023

NET SALES	$64,388	$66,674	$265,026	$276,343
Cost of sales	50,430	48,644	199,515	202,464
GROSS PROFIT	13,958	18,030	65,511	73,879
Selling and administrative expenses	18,541	19,941	69,850	74,136
Other operating (income) expense, net	59	(8,859)	200	(9,172)
Facility consolidation expenses	555	1,547	1,327	3,867
OPERATING INCOME (LOSS)	(5,197)	5,401	(5,866)	5,048
Interest expense	1,600	1,714	6,380	7,217
Other (income) expense, net	(15)	203	(7)	(431)
Income (loss) from continuing operations before taxes	(6,782)	3,484	(12,239)	(1,738)
Income tax provision (benefit)	(45)	54	(29)	214
Income (loss) from continuing operations	(6,737)	3,430	(12,210)	(1,952)
Loss from discontinued operations, net of tax	(461)	(270)	(790)	(766)
NET INCOME (LOSS)	$(7,198)	$3,160	$(13,000)	$(2,718)

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.47)	$0.23	$(0.83)	$(0.13)
Discontinued operations	(0.03)	(0.02)	(0.05)	(0.05)
Net income (loss)	$(0.50)	$0.21	$(0.88)	$(0.18)

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.47)	$0.22	$(0.83)	$(0.13)
Discontinued operations	(0.03)	(0.02)	(0.05)	(0.05)
Net income (loss)	$(0.50)	$0.20	$(0.88)	$(0.18)

Weighted-average shares outstanding:
Basic	14,358	14,824	14,639	14,783
Diluted	14,358	14,954	14,639	14,783

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The Dixie Group Reports 2024 Results

April 10, 2025

THE DIXIE GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	December 28, 2024	December 30, 2023
ASSETS
Current Assets
Cash and cash equivalents	$19	$79
Receivables, net	23,325	23,686
Inventories, net	66,852	76,211
Prepaid expenses and other current assets	5,643	12,154
Current assets of discontinued operations	—	265
Total Current Assets	95,839	112,395

PROPERTY, PLANT AND EQUIPMENT, NET	33,747	31,368
OPERATING LEASE RIGHT-OF-USE ASSETS	25,368	28,962
OTHER ASSETS	19,854	17,130
LONG-TERM ASSETS OF DISCONTINUED OPERATIONS	1,064	1,314
TOTAL ASSETS	$175,872	$191,169

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$14,884	$13,935
Accrued expenses	15,057	16,598
Current portion of long-term debt	53,818	4,230
Current portion of operating lease liabilities	3,804	3,654
Current liabilities of discontinued operations	1,156	1,137
TOTAL CURRENT LIABILITIES	88,719	39,554

LONG-TERM DEBT, NET	28,530	78,290
OPERATING LEASE LIABILITIES	22,295	25,907
OTHER LONG-TERM LIABILITIES	16,712	14,591
LONG-TERM LIABILITIES OF DISCONTINUED OPERATIONS	3,398	3,536
Stockholders' Equity	16,218	29,291
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$175,872	$191,169

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